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LIFE PARTNERS HOLDINGS, INC. TO BEGIN TRADING ON NASDAQ GLOBAL SELECT MARKET

Prestigious Listing Recognizes LPHIs Financial Stability and Growth

Wednesday December 17, 2008, 9:30 am EST

WACO, Texas—(BUSINESS WIRE)—Life Partners Holdings, Inc. (NASDAQ GM: LPHI), the parent company of Life Partners, Inc., announced today that its common stock will begin trading on the NASDAQ Global Select MarketSM on Friday, January 2, 2009.

The NASDAQ Global Select Market has the highest listing standards of any exchange in the world, with measures including market value, liquidity and earnings. Only one-third of all NASDAQ companies qualify for inclusion in the NASDAQ Global Select Market.

Life Partners CEO, Brian Pardo, commented, “Qualifying for listing on the NASDAQ Global Select Market represents a tremendous milestone in our company’s long and successful history. It is an honor to have our stock trade on the same exchange as some of America’s largest and best known companies.”

Since 2006, the NASDAQ Stock Market has conducted a strict annual review of all NASDAQ Global Market issuers to determine if they meet the initial listing requirements of the prestigious NASDAQ Global Select Market. The financial and liquidity requirements are higher than those of any other market and incorporate NASDAQ’s world-class corporate governance standards. After conducting its annual review, NASDAQ informed Life Partners that it met the stringent requirements for listing on the Global Select Market.

Life Partners, which began publicly trading on the OTC Market in 2000, is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance policies, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 84,000 transactions for its worldwide client base of over 20,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling over $1.7 billion in face value.

Visit our website at: www.lphi.com

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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Contact:

Hill & Knowlton on behalf of LPHI
Richard Weber, 512-372-6652
richard.weber@hillandknowlton.com

or

Shareholder Relations for LPHI
254-751-7797
info@lifepartnersinc.com